Exhibit 99.1

PEDIATRIC PROSTHETICS, INC.
FINANCIAL STATEMENT RESTATEMENTS
June 30, 2005, September 30, 2005, December 31, 2005, and March 31, 2006

	Year	Three Months	Three Months	Six Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	September 30,	December 31,	December 31,	March 31,	March 31,
	2005	2005	2005	2005	2006	2006

Net income (loss) as previously reported	$(4,390,948)	$(671,483)	$(124,540)	$(796,020)	$126,032	$(679,988)

Revenue recognition - change from
cash basis to accrual basis.	149,542	(8,167)	31,677	23,510	32,671	56,181

Recognition of allowance for doubtful
accounts - related to receivables now
recognized under the accrual basis	(44,884)	-	-	-	-	-

Cost of sales gross up - to present cost of sales
at Host Affiliates on a gross basis	(70,229)	-	(27,914)	(27,914)	(3,520)	(31,434)

Shares issued to consultant - reversal
of unearned compensation expense	-	567,653	237,241	804,891	(147,826)	667,065

Common stock surrendered - reversal
of income recognized upon the
surrender of common stock	-	-	-	-	(188,000)	(188,000)

Convertible debt - accounting for discount
discount recognized on convertible debt	-	-	-	-	(11,667)	(11,667)

Net income (loss) as restated	$(4,356,519)	$(111,997)	$116,464	$4,467	$(192,310)	$(187,843)

Net income (loss) per common share -
basic and diluted as previously reported	$(0.07)	$(0.01)	$(0.00)	$(0.01)	$0.00	$(0.01)

Net income (loss) per common share -
basic and diluted as restated	$(0.07)	$(0.00)	$0.00	$0.00	$(0.00)	$(0.00)